Exhibit 99.1

CARMAX REPORTS RECORD FOURTH QUARTER

AND FISCAL YEAR RESULTS

Richmond, Va., April 5, 2012 – CarMax, Inc. (NYSE:KMX) today reported record results for the fourth quarter and fiscal year ended February 29, 2012.

•

Net sales and operating revenues increased 10% to $2.48 billion from $2.25 billion in the fourth quarter of last year. For the fiscal year, net sales and operating revenues increased 11% to $10.00 billion from $8.98 billion in fiscal 2011.

•	Comparable store used unit sales increased 4% in the fourth quarter and 1% in the fiscal year.

•	Total used unit sales rose 6% in the fourth quarter and 3% in the fiscal year.

•	Total wholesale unit sales increased 13% in the fourth quarter and 20% in the fiscal year.

•	CarMax Auto Finance (CAF) income rose 22% to $66.1 million in the fourth quarter. For the fiscal year, CAF income rose 19% to $262.2 million.

•	Fourth quarter net earnings increased 7% to $95.0 million, or $0.41 per diluted share, compared with $88.8 million, or $0.39 per diluted share, in the prior year quarter.

•	Fiscal 2012 net earnings increased 10% to $413.8 million, or $1.79 per diluted share, compared with $377.5 million, or $1.65 per diluted share, in fiscal 2011.

“We are pleased to report strong fourth quarter and full year results,” said Tom Folliard, president and chief executive officer. “We hit some major milestones this year, including total revenues of $10 billion and annual used retail vehicle sales in excess of 400,000 units, and we look forward to continued growth as we expand our store base in the coming years.”

Fourth Quarter Business Performance Review

Sales. Comparable store used unit sales grew 4% compared with a 12% increase in last year’s fourth quarter. Used unit sales benefited from strong subprime-financed sales, as well as an extra day in the current year quarter due to leap year.

For the fiscal year, our data indicates that we increased our share of the late-model (0-to 6-year old) used vehicle market by approximately 3%. We remain confident that the strength of our consumer offer and the skill of our associates, combined with our resumption of store growth, will continue to drive future share gains.

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CarMax, Inc.

Wholesale unit sales increased 13% compared with the fourth quarter of fiscal 2011. Similar to the last several quarters, our wholesale volumes benefited from a strong increase in appraisal traffic and a solid buy percentage. We believe appraisal traffic is benefiting from the increase in industry new car sales.

Other sales and revenues declined 12% compared with the prior year’s fourth quarter. The decrease was primarily due to a reduction in third-party finance fees, which resulted from a mix change among third-party finance providers. Subprime providers, who generally purchase subprime financings at a discount, originated 15% of used vehicle sales in the current year’s quarter compared with 9% in the prior year’s fourth quarter. At the same time, as CAF has continued to retain an increased portion of the loans that had been purchased by third-party providers, the fees received from these third parties have declined.

Gross Profit. Total gross profit increased 5% to $338.2 million from $320.7 million in the fourth quarter of fiscal 2011, reflecting a higher gross profit contribution from retail and wholesale vehicles, partly offset by a reduction in other gross profit.

Used vehicle gross profit increased 8% to $225.8 million from $209.5 million in the prior year period. The improvement resulted from the combination of the 6% increase in used units and a 2% increase in gross profit per unit, to $2,135 from $2,096 in the prior year quarter. Last year, we reported that our efforts to eliminate waste from our used vehicle reconditioning processes in recent years had allowed us to achieve a cumulative, sustainable reduction in average reconditioning costs of approximately $250 per vehicle. Adjusting for an increase in the average age of vehicles reconditioned and sold, we continued to realize $250 per unit in savings in fiscal 2012.

Wholesale gross profit increased 13% to $70.2 million compared with $62.4 million in the fourth quarter of the prior year, which was driven by the 13% increase in wholesale unit sales. Wholesale gross profit per unit of $950 was similar to the $956 in the prior year quarter. The strength of our wholesale gross profit per unit continued to be fueled by the strong demand and pricing at our auctions.

Other gross profit declined 14% to $40.8 million from $47.6 million in the prior year period. The decrease was similar to the decline in other sales and revenues and was primarily due to the change in third-party finance fees.

CarMax Auto Finance. CAF income increased 22% to $66.1 million compared with $54.1 million in last year’s fourth quarter, primarily due to an increase in interest margin, which rose to $88.9 million from $74.6 million. The growth in interest margin was driven by increases in both average managed receivables and the spread between the interest charged to consumers and our related funding costs.

CAF net loans originated increased 36% compared with the prior year quarter. The increase reflected our previously reported decision to retain an increased portion of the loans that third-party providers had been purchasing. As of January 2012, CAF had transitioned back to retaining all of these loans. The provision for loan losses was 0.9% of average receivables in both the current year and prior year quarter, as favorable loss experience in fiscal 2012 largely offset the cumulative effect of the origination and retention of loans with greater credit risk.

SG&A. Selling, general and administrative expenses increased 7% to $243.5 million from $226.9 million in the prior year’s fourth quarter. The increase in SG&A expenses reflected the expansion of our store base, increases in sales commissions and other variable costs, and higher growth-related costs, partly offset by lower advertising expense. Growth-related costs include store pre-opening expenses, relocation expenses and costs of maintaining management bench strength to support future growth. SG&A per used unit increased slightly, to $2,302 versus $2,270 in the prior year’s quarter. The SG&A ratio improved to 9.8% compared with 10.1% in the prior year quarter, reflecting the leverage associated with the increases in used and wholesale vehicle sales, and average selling prices.

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CarMax, Inc.

Superstore Openings. During the fourth quarter of fiscal 2012, we entered the Chattanooga, Tennessee market. Subsequent to the end of the fiscal year, we opened a store in Lancaster, Pennsylvania.

Supplemental Financial Information

Sales Components

(In millions)	Three Months Ended February 29 or 28 (1)			Fiscal Year Ended February 29 or 28 (1)
	2012	2011	Change	2012	2011	Change
Used vehicle sales	$1,973.7	$1,799.9	9.7%	$7,826.9	$7,210.0	8.6%
New vehicle sales	45.8	48.9	(6.3)%	200.6	198.5	1.0%
Wholesale vehicle sales	395.7	335.2	18.1%	1,721.6	1,301.7	32.3%
Other sales and revenues:
Extended service plan revenues	48.6	47.3	2.7%	179.6	173.8	3.3%
Service department sales	24.0	23.3	3.0%	98.6	100.6	(2.0)%
Third-party finance fees, net	(12.0)	(1.9)	(520.4)%	(23.8)	(9.1)	(160.1)%

Total other sales and revenues	60.6	68.6	(11.7)%	254.5	265.3	(4.1)%

Net sales and operating revenues	$2,475.8	$2,252.6	9.9%	$10,003.6	$8,975.6	11.5%

(1)	Percent calculations and amounts shown are based on amounts presented on the attached consolidated statements of earnings and may not sum due to rounding.

Retail Vehicle Sales Changes

	Three Months Ended February 29 or 28		Fiscal Year Ended February 29 or 28
	2012	2011	2012	2011
Comparable store vehicle sales:
Used vehicle units	4%	12%	1%	10%
New vehicle units	(2)%	30%	1%	5%
Total units	4%	13%	1%	10%

Used vehicle dollars	7%	16%	7%	15%
New vehicle dollars	4%	37%	9%	7%
Total dollars	7%	17%	7%	15%

Total vehicle sales:
Used vehicle units	6%	14%	3%	11%
New vehicle units	(12)%	27%	(7)%	5%
Total units	5%	14%	3%	11%

Used vehicle dollars	10%	18%	9%	16%
New vehicle dollars	(6)%	34%	1%	6%
Total dollars	9%	18%	8%	16%

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CarMax, Inc.

Unit Sales

	Three Months Ended February 29 or 28		Fiscal Year Ended February 29 or 28
	2012	2011	2012	2011
Used vehicles	105,769	99,969	408,080	396,181
New vehicles	1,727	1,953	7,679	8,231
Wholesale vehicles	73,897	65,229	316,649	263,061

Average Selling Prices

	Three Months Ended February 29 or 28		Fiscal Year Ended February 29 or 28
	2012	2011	2012	2011
Used vehicles	$18,495	$17,862	$18,995	$18,019
New vehicles	$26,409	$24,911	$25,986	$23,989
Wholesale vehicles	$5,208	$5,004	$5,291	$4,816

Selected Operating Ratios

(In millions)	Three Months Ended February 29 or 28				Fiscal Year Ended February 29 or 28
	2012	% (1)	2011	% (1)	2012	% (1)	2011	% (1)

Net sales and operating revenues	$2,475.8	100.0%	$2,252.6	100.0%	$10,003.6	100.0%	$8,975.6	100.0%
Gross profit	$338.2	13.7%	$320.7	14.2%	$1,378.8	13.8%	$1,301.2	14.5%
CarMax Auto Finance income	$66.1	2.7%	$54.1	2.4%	$262.2	2.6%	$220.0	2.5%
Selling, general, and administrative expenses	$243.5	9.8%	$226.9	10.1%	$940.8	9.4%	$878.8	9.8%
Interest expense	$8.4	0.3%	$8.6	0.4%	$33.7	0.3%	$34.7	0.4%
Earnings before income taxes	$152.8	6.2%	$139.4	6.2%	$666.9	6.7%	$608.2	6.8%
Net earnings	$95.0	3.8%	$88.8	3.9%	$413.8	4.1%	$377.5	4.2%

(1)	Calculated as the ratio of the applicable amount to net sales and operating revenues.

Gross Profit

(In millions)	Three Months Ended February 29 or 28			Fiscal Year Ended February 29 or 28
	2012	2011	Change	2012	2011	Change
Used vehicle gross profit	$225.8	$209.5	7.8%	$888.6	$854.0	4.0%
New vehicle gross profit	1.4	1.1	19.8%	6.5	5.4	19.9%
Wholesale vehicle gross profit	70.2	62.4	12.6%	301.8	238.8	26.4%
Other gross profit	40.8	47.6	(14.4)%	181.9	203.0	(10.4)%

Total gross profit	$338.2	$320.7	5.5%	$1,378.8	$1,301.2	6.0%

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CarMax, Inc.

Gross Profit per Unit

	Three Months Ended February 29 or 28				Fiscal Year Ended February 29 or 28
	2012		2011		2012		2011
	$/unit (1)	% (2)	$/unit (1)	% (2)	$/unit (1)	% (2)	$/unit (1)	% (2)
Used vehicle gross profit	$2,135	11.4%	$2,096	11.6%	$2,177	11.4%	$2,156	11.8%
New vehicle gross profit	$784	3.0%	$578	2.3%	$847	3.2%	$659	2.7%
Wholesale vehicle gross profit	$950	17.7%	$956	18.6%	$953	17.5%	$908	18.3%
Other gross profit	$379	67.3%	$467	69.4%	$438	71.5%	$502	76.5%
Total gross profit	$3,146	13.7%	$3,146	14.2%	$3,316	13.8%	$3,218	14.5%

(1)	Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total retail units sold.
(2)	Calculated as a percentage of its respective sales or revenue.

Components of CAF Income and Other CAF Information

(In millions)	Three Months Ended February 29 or 28				Fiscal Year Ended February 29 or 28
	2012		2011		2012		2011
	$	% (1)	$	% (1)	$	% (1)	$	% (1)
Interest and fee income	$114.7	9.4	$104.9	9.7	$448.7	9.6	$419.1	9.9
Interest expense	(25.8)	(2.1)	(30.3)	(2.8)	(106.1)	(2.3)	(133.8)	(3.2)

Interest margin	88.9	7.3	74.6	6.9	342.6	7.3	285.3	6.7
Provision for loan losses	(11.5)	(0.9)	(9.3)	(0.9)	(36.4)	(0.8)	(27.7)	(0.7)

Interest margin after provision for loan losses	77.4	6.3	65.3	6.1	306.2	6.6	257.6	6.1
Other gain (2)	0.1	—	0.7	0.1	1.5	—	7.5	0.2
Direct CAF expenses	(11.4)	(0.9)	(11.9)	(1.1)	(45.5)	(1.0)	(45.1)	(1.1)

CarMax Auto Finance income	$66.1	5.4	$54.1	5.0	$262.2	5.6	$220.0	5.2

Total average managed receivables (3)	$4,894.4		$4,305.9		$4,662.4		$4,229.9
Net loans originated	$717.7		$527.1		$2,842.9		$2,147.4

Ending allowance for loan losses	$43.3		$38.9		$43.3		$38.9

Warehouse facility information:
Ending funded receivables	$553.0		$943.0		$553.0		$943.0
Ending unused capacity	$1,047.0		$657.0		$1,047.0		$657.0

(1)	Annualized percent of total average managed receivables.
(2)

The amount for the fiscal year ended February 28, 2011, includes $2.5 million of servicing fee income and interest income on retained interest in securitized receivables that previously was reported separately.

(3)	Principal balance only.

Earnings Highlights

(In millions except per share data)	Three Months Ended February 29 or 28			Fiscal Year Ended February 29 or 28
	2012	2011	Change	2012	2011	Change
Net earnings	$95.0	$88.8	7.1%	$413.8	$377.5	9.6%
Diluted weighted average shares outstanding	231.3	229.7	0.7%	230.7	227.6	1.4%
Net earnings per share	$0.41	$0.39	5.1%	$1.79	$1.65	8.5%

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CarMax, Inc.

Store Opening Plan

We currently plan to open the following ten superstores during the fiscal year ending February 28, 2013:

Location	Television Market	Market Status	Planned Opening Date
Lancaster, Pennsylvania (1)	Harrisburg	New	Q1 Fiscal 2013
Bakersfield, California	Bakersfield	New	Q1 Fiscal 2013
Nashville, Tennessee	Nashville	Existing	Q2 Fiscal 2013
Fort Myers, Florida	Fort Myers	New	Q2 Fiscal 2013
Naples, Florida	Fort Myers	New	Q2 Fiscal 2013
Oxnard, California	Los Angeles	Existing	Q3 Fiscal 2013
Des Moines, Iowa	Des Moines	New	Q3 Fiscal 2013
Denver, Colorado (2 stores)	Denver	New	Q3 Fiscal 2013
Jacksonville, Florida	Jacksonville	Existing	Q4 Fiscal 2013

(1)	Opened in March 2012.

Normal construction, permitting or other scheduling delays could shift the opening dates of any of these stores into a later period. We expect to open between 10 and 15 superstores during each of the three fiscal years following fiscal 2013.

We currently estimate capital expenditures will total approximately $280 million in fiscal 2013.

Lease Accounting Revisions

We have revised our previously issued consolidated financial statements to correct our accounting for sale-leasebacks entered into between 1995 and 2009. As a result of the revision, we have recorded certain properties subject to the sale-leasebacks as assets and the related sale proceeds as financing liabilities. Depreciation is being recognized on the assets. Payments on the leases are now recognized as interest expense and a reduction in the financing liabilities, rather than being recognized as rent expense. We have determined that our financial statements were not materially affected by the revision. As a result of the correction, reported net earnings per diluted share were reduced by $0.02 in both fiscal 2012 and fiscal 2011.

More detailed information will be provided in the annual consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 29, 2012. In addition, for the convenience of investors, a summary of our revised consolidated statements of earnings for each of the interim quarters in the fiscal years ended February 29, 2012, and February 28, 2011, is included in this release.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, April 5, 2012. Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457). The conference I.D. for both domestic and international callers is 89939336. A live webcast of the call will be available on our investor information home page at investor.carmax.com and at www.streetevents.com.

A webcast replay of the call will be available at investor.carmax.com beginning at approximately 1:00 p.m. ET on April 5, 2012, through June 20, 2012. A telephone replay also will be available through April 13, 2012, and may be accessed by dialing 1-855-859-2056 (international callers dial 1-404-537-3406). The conference I.D. for both domestic and international callers is 89939336.

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CarMax, Inc.

First Quarter Fiscal 2013 Earnings Release Date

We currently plan to release first quarter fiscal 2013 sales and earnings on Thursday, June 21, 2012, before the opening of the New York Stock Exchange. We will host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investor.carmax.com in early June 2012.

About CarMax

CarMax, a member of the Fortune 500 and the S&P 500, and one of the Fortune 2012 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars. Headquartered in Richmond, Va., CarMax currently operates 109 used car superstores in 54 markets. The CarMax consumer offer is structured around four customer benefits: low, no-haggle prices; a broad selection; high quality vehicles; and customer-friendly service. During the twelve months ended February 29, 2012, the company retailed 408,080 used cars and sold 316,649 wholesale vehicles at our in-store auctions. For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

•	Changes in general or regional U.S. economic conditions.

•	Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.

•	Changes in consumer credit availability related to our third-party financing providers.

•	Changes in the competitive landscape within our industry.

•	Significant changes in retail prices for used and new vehicles.

•	A reduction in the availability of or access to sources of inventory.

•	Factors related to the regulatory and legislative environment in which we operate.

•	Factors related to geographic growth, including the inability to acquire or lease suitable real estate at favorable terms or to effectively manage our growth.

•	The loss of key employees from our store, regional or corporate management teams.

•	The failure of key information systems.

•	The effect of new accounting requirements or changes to U.S. generally accepted accounting principles.

•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer information.

•	The effect of various litigation matters.

•	Adverse conditions affecting one or more automotive manufacturers.

•	The occurrence of severe weather events.

•	Factors related to the seasonal fluctuations in our business.

•	Factors related to the geographic concentration of our superstores.

•	The occurrence of certain other material events.

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CarMax, Inc.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2011, and our quarterly or current reports as filed with or furnished to the Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investor.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4287. We disclaim any intent or obligation to update our forward-looking statements.

Contacts:

Investors and Financial Media:

Katharine Kenny, Vice President, Investor Relations, (804) 935-4591

Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:

Trina Lee, Director, Public Relations (804) 747-0422, ext. 4197

Britt Farrar, Manager, Public Relations, (804)747-0422, ext. 3473

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

(In thousands except per share data)

	Three Months Ended February 29 or 28				Fiscal Year Ended February 29 or 28
	2012	% (2)	2011	% (2)	2012 (1)	% (2)	2011 (1)	% (2)

Sales and operating revenues:
Used vehicle sales	$1,973,698	79.7	$1,799,884	79.9	$7,826,911	78.2	$7,210,017	80.3
New vehicle sales	45,848	1.9	48,906	2.2	200,584	2.0	198,532	2.2
Wholesale vehicle sales	395,721	16.0	335,208	14.9	1,721,647	17.2	1,301,703	14.5
Other sales and revenues	60,582	2.4	68,635	3.0	254,457	2.5	265,302	3.0

Net sales and operating revenues	2,475,849	100.0	2,252,633	100.0	10,003,599	100.0	8,975,554	100.0
Cost of sales	2,137,677	86.3	1,931,981	85.8	8,624,838	86.2	7,674,326	85.5

Gross profit	338,172	13.7	320,652	14.2	1,378,761	13.8	1,301,228	14.5
CarMax Auto Finance income	66,073	2.7	54,139	2.4	262,185	2.6	219,983	2.5
Selling, general and administrative expenses	243,479	9.8	226,906	10.1	940,786	9.4	878,805	9.8
Interest expense	8,351	0.3	8,554	0.4	33,714	0.3	34,680	0.4
Other income	345	—	100	—	464	—	480	—

Earnings before income taxes	152,760	6.2	139,431	6.2	666,910	6.7	608,206	6.8
Income tax provision	57,729	2.3	50,677	2.2	253,115	2.5	230,711	2.6

Net earnings	$95,031	3.8	$88,754	3.9	$413,795	4.1	$377,495	4.2

Weighted average common shares:
Basic	226,822		224,801		226,282		223,449
Diluted	231,300		229,656		230,721		227,601

Net earnings per share:
Basic	$0.42		$0.39		$1.83		$1.68
Diluted	$0.41		$0.39		$1.79		$1.65

(1)	Revisions to correct our accounting for sale-leasebacks reduced reported net earnings per diluted share by $0.02 in both fiscal 2012 and fiscal 2011.
(2)	Percents are calculated as a percentage of net sales and operating revenues and may not equal totals due to rounding.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands)

	February 29 2012	February 28 2011 (1)
ASSETS
Current assets:
Cash and cash equivalents	$442,658	$41,121
Restricted cash from collections on auto loan receivables	204,314	161,052
Accounts receivable, net	86,434	119,597
Inventory	1,092,592	1,049,477
Deferred income taxes	9,938	5,191
Other current assets	17,512	33,660

Total current assets	1,853,448	1,410,098

Auto loan receivables, net	4,959,847	4,320,575
Property and equipment, net	1,278,722	1,175,317
Deferred income taxes	133,134	123,685
Other assets	106,392	95,874

TOTAL ASSETS	$8,331,543	$7,125,549

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$324,827	$269,763
Accrued expenses and other current liabilities	128,973	105,998
Accrued income taxes	3,125	772
Short-term debt	943	1,002
Current portion of financing and capital lease obligations	14,108	12,617
Current portion of non-recourse notes payable	174,337	132,519

Total current liabilities	646,313	522,671

Financing and capital lease obligations, excluding current portion	353,566	367,617
Non-recourse notes payable, excluding current portion	4,509,752	3,881,142
Other liabilities	148,800	114,870

TOTAL LIABILITIES	5,658,431	4,886,300

TOTAL SHAREHOLDERS’ EQUITY	2,673,112	2,239,249

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,331,543	$7,125,549

(1)

Revisions to correct our accounting for sale-leasebacks increased total assets by $285.6 million and total liabilities by $338.0 million, and reduced total shareholders’ equity by $52.4 million as of February 28, 2011.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	Fiscal Year Ended February 29 or 28
	2012	2011 (1)
Operating Activities:
Net earnings	$413,795	$377,495
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	82,812	76,321
Share-based compensation expense	48,089	43,606
Provision for loan losses	36,439	27,749
Loss on disposition of assets	2,817	1,143
Deferred income tax (benefit) provision	(872)	17,493
Net decrease (increase) in:
Accounts receivable, net	33,163	(40,538)
Retained interest in securitized receivables	—	43,746
Inventory	(43,115)	(206,344)
Other current assets	15,919	(27,403)
Auto loan receivables, net	(675,711)	(304,729)
Other assets	(6,986)	(7,173)
Net increase (decrease) in:
Accounts payable, accrued expenses and other current liabilities and accrued income taxes	43,138	(8,802)
Other liabilities	(11,652)	678

Net cash used in operating activities	(62,164)	(6,758)

Investing Activities:
Capital expenditures	(172,616)	(76,580)
Proceeds from sales of assets	8	8
(Increase) decrease in restricted cash from collections on auto loan receivables	(43,262)	1,556
Increase in restricted cash in reserve accounts	(12,364)	(12,631)
Release of restricted cash from reserve accounts	12,096	11,434
(Purchases) sales of money market securities, net	(678)	4,001
Purchase of investments available-for-sale	(2,638)	—
Sales of investments available-for-sale	52	—

Net cash used in investing activities	(219,402)	(72,212)

Financing Activities:
(Decrease) increase in short-term debt, net	(59)	119
Issuances of long-term debt	—	243,300
Payments on long-term debt	—	(364,900)
Payments on financing and capital lease obligations	(12,560)	(11,145)
Issuances of non-recourse notes payable	5,130,000	3,348,000
Payments on non-recourse notes payable	(4,459,572)	(3,160,749)
Equity issuances, net	15,577	38,277
Excess tax benefits from share-based payment arrangements	9,717	8,911

Net cash provided by financing activities	683,103	101,813

Increase in cash and cash equivalents	401,537	22,843
Cash and cash equivalents at beginning of year	41,121	18,278

Cash and cash equivalents at end of year	$442,658	$41,121

(1)	Revisions to correct our accounting for sale-leasebacks reduced fiscal 2011 net cash used in operating activities by $10.4 million and net cash provided by financing activities by an equal amount.

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CARMAX, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

REVISED CONSOLIDATED QUARTERLY STATEMENTS OF EARNINGS (1)

FISCAL YEAR ENDED FEBRUARY 29, 2012

(UNAUDITED)

(In thousands except per share data)

	Q1 FY12	% (2)	Q2 FY12	% (2)	Q3 FY12	% (2)	Q4 FY12	% (2)

Sales and operating revenues:
Used vehicle sales	$2,071,540	77.3	$2,014,983	77.9	$1,766,690	78.2	$1,973,698	79.7
New vehicle sales	61,886	2.3	46,853	1.8	45,997	2.0	45,848	1.9
Wholesale vehicle sales	477,794	17.8	457,870	17.7	390,262	17.3	395,721	16.0
Other sales and revenues	68,197	2.5	68,113	2.6	57,565	2.5	60,582	2.4

Net sales and operating revenues	2,679,417	100.0	2,587,819	100.0	2,260,514	100.0	2,475,849	100.0
Cost of sales	2,296,322	85.7	2,233,544	86.3	1,957,295	86.6	2,137,677	86.3

Gross profit	383,095	14.3	354,275	13.7	303,219	13.4	338,172	13.7
CarMax Auto Finance income	69,661	2.6	63,826	2.5	62,625	2.8	66,073	2.7
Selling, general and administrative expenses	241,655	9.0	229,887	8.9	225,765	10.0	243,479	9.8
Interest expense	8,540	0.3	8,464	0.3	8,359	0.4	8,351	0.3
Other income (expense)	103	—	110	—	(94)	—	345	—

Earnings before income taxes	202,664	7.6	179,860	7.0	131,626	5.8	152,760	6.2
Income tax provision	77,164	2.9	68,706	2.7	49,516	2.2	57,729	2.3

Net earnings	$125,500	4.7	$111,154	4.3	$82,110	3.6	$95,031	3.8

Weighted average common shares:
Basic	225,570		226,300		226,446		226,822
Diluted	230,278		230,681		230,632		231,300

Net earnings per share:
Basic	$0.56		$0.49		$0.36		$0.42
Diluted	$0.54		$0.48		$0.36		$0.41

(1)

The consolidated statements of earnings for the interim quarters in the fiscal year ended February 29, 2012, have been revised to correct our accounting for sale-leasebacks entered into between 1995 and 2009.

(2)	Percents are calculated as a percentage of net sales and operating revenues and may not equal totals due to rounding.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

REVISED CONSOLIDATED QUARTERLY STATEMENTS OF EARNINGS (1)

FISCAL YEAR ENDED FEBRUARY 28, 2011

(UNAUDITED)

(In thousands except per share data)

	Q1 FY11	% (2)	Q2 FY11	% (2)	Q3 FY11	% (2)	Q4 FY11	% (2)

Sales and operating revenues:
Used vehicle sales	$1,832,066	81.0	$1,889,598	80.7	$1,688,469	79.7	$1,799,884	79.9
New vehicle sales	50,898	2.3	51,057	2.2	47,671	2.2	48,906	2.2
Wholesale vehicle sales	316,489	14.0	329,889	14.1	320,117	15.1	335,208	14.9
Other sales and revenues	62,459	2.8	71,336	3.0	62,872	3.0	68,635	3.0

Net sales and operating revenues	2,261,912	100.0	2,341,880	100.0	2,119,129	100.0	2,252,633	100.0
Cost of sales	1,928,364	85.3	1,992,762	85.1	1,821,219	85.9	1,931,981	85.8

Gross profit	333,548	14.7	349,118	14.9	297,910	14.1	320,652	14.2
CarMax Auto Finance income	57,495	2.5	52,604	2.2	55,745	2.6	54,139	2.4
Selling, general and administrative expenses	220,079	9.7	218,664	9.3	213,156	10.1	226,906	10.1
Interest expense	8,081	0.4	9,361	0.4	8,684	0.4	8,554	0.4
Other income (expense)	80	—	102	—	198	—	100	—

Earnings before income taxes	162,963	7.2	173,799	7.4	132,013	6.2	139,431	6.2
Income tax provision	62,738	2.8	66,794	2.9	50,502	2.4	50,677	2.2

Net earnings	$100,225	4.4	$107,005	4.6	$81,511	3.8	$88,754	3.9

Weighted average common shares:
Basic	222,221		222,857		223,953		224,801
Diluted	226,179		226,132		228,471		229,656

Net earnings per share:
Basic	$0.45		$0.48		$0.36		$0.39
Diluted	$0.44		$0.47		$0.36		$0.39

(1)

The consolidated statements of earnings for the interim quarters in the fiscal year ended February 28, 2011, have been revised to correct our accounting for sale-leasebacks entered into between 1995 and 2009.

(2)	Percents are calculated as a percentage of net sales and operating revenues and may not equal totals due to rounding.

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